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                                                                    EXHIBIT 10.2

DATE:    April 23, 2003

TO:      Mr. Gordon F. Lee
         President
         American IDC Corp. ("ACNI")
         11301 Olympic Boulevard, Suite 680
         Los Angeles, CA 90064


FROM:    Michael McQuown

  RE: Agreements between Thunder Road, Inc. and American IDC Corp

TERMINATION OF PRIOR AGREEMENT

1. The purpose of this letter is to memorialize in writing the termination of the Agreement to Reorganize American IDC Corp. ("ACNI") dated December 23, 2002 and executed on or about December 27, 2002. Furthermore, it covers any and all subsequent written and/or verbal agreements through the date of this letter that concern Thunder Road Inc. and its officers and employees in any and all manners. Finally, this letter covers the basis for a joint venture to be launched by both parties.

2. This settlement agreement ("Agreement") is made as of the 23 day of April, 2003 between Michael McQuown, a resident of Los Angeles, California, and Thunder Road, Inc., a California corporation, and it's officers & employees, on the one hand (collectively, "Thunder Road, also known as MatchRanger"), and Gordon F. Lee, a resident of Beverly Hills, California, and ACNI on the other hand, all of whom may be hereafter be referred to as the "Parties."

3. The Parties, and each of them, warrant: (i) that no other person or entity had or has or claims, any interest in any of the claims, demands, causes of action, or damages covered in this Agreement; (ii) that they, and each of them, have the sole right and exclusive authority to execute this Agreement; and (iii) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation, damage or liability covered in this Agreement.

4. Each individual executing this Agreement on behalf of any Party expressly represents and warrants that he/she has authority to execute and thereby bind the Party on behalf of which he/she executes this Agreement to the terms of this Agreement and agrees to indemnify and hold harmless each other party from any claim that such authority did not exist.

5. This letter confirms that neither Michael McQuown nor Ronnie Hogart nor Thunder Road Inc., have had and/or do not have any official capacity with Gordon F. Lee and ACNI, nor does Gerald R. Newman have any capacity with Thunder Road, Inc. All parties, individuals and entities covered in this letter and agreement, that were part of the terminated agreement(s) to reorganize ACNI on December 23, 2002 and also on or about December 27, 2002, and/or any and all subsequent written and/or verbal agreements agree to waive any and all actions, damages, monies, claims, legal action and/or any other means of remedy.

JOINT VENTURE

6. ACNI shall issue one million (1,000,000) shares to Thunder Road Inc. valued at three cents (.03) a share as part of a joint venture. These shares will be restricted under Rule 144 as follows: five hundred thousand (500,000) shares for one year from the date of this letter and five hundred thousand (500,000) for two years from the date of this letter.

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7.       Thunder Road will cover all hosting and initial implementation costs, with the exception of graphical element design, for two web sites ("URL's), one of which is www.MyCoffeeDate.com . These sites shall be tied into Thunder Road's backend database. ACNI has the option to put up other URL's in this manner, on a simple "template-basis", for a total cost of $200 per URL. ACNI shall provide all graphical elements.

8. If Thunder Road moves and/or sells any or all of it's profile database within nine months of this agreement it will find a comparable database and entity providing similar service under similar terms, and assist in transferring ACNI profiles to that entity should ACNI wish to do so.

9. ACNI has the right to receive in perpetuity a full license of Thunder Road's database software for dating sites (minus any profiles owned by Thunder Road). However, this license does not cover third-part software that is integrated within Thunder Road's software.

10. If ACNI does any internet marketing for any and/or all of its dating URL's hosted by Thunder Road, then Thunder Road has the option to handle all online marketing for ACNI's datings URL(s) for up to two years from the date of this agreement in exchange for 15% of the gross billed online media placed
..
11. 25% of all gross subscription fees and revenue generated by ACNI dating and social URLs (before credit card fees) shall be paid to Thunder Road on a bi-weekly basis. Thunder Road shall handle all customer service needs of paid and unpaid subscribers. Payments will cease if Thunder Road is sold and ACNI does not have access to Thunder Road profiles or if Thunder Road stops providing its database, programs or customer support to ACNI.

12. 20% of the total fees paid by "MyCoffeeDate" partners and other partners shall be paid to Thunder Road on the day that ACNI requests such URL(s) to be put up. Payments will cease if Thunder Road is sold and the profile database is no longer shared with said database or if Thunder Road stops providing its database, programs or customer support to ACNI.

13. Profiles generated by ACNI are owned by ACNI and/or it's partners. If ACNI retains Thunder Road or if Thunder Road refers and/or brings in a party that purchases some or all of ACNI's dating assets, such as profiles or URL's, Should Thunder Road bring in and/or refer a party that buys out some and/or all of ACNI's assets (profiles, URL's, etc), Thunder Road shall receive a 13% finders fee of the gross amount ACNI receives, payable when ACNI receives the funds.

14. Thunder Road assumes no liability under any circumstance in any and all business and partnership(s) that ACNI conducts.
15. This agreement does not cover affiliate software for ACNI or any other third-party software ACNI may need. Should ACNI need any additional programming done by Thunder Road or contracted programmers, ACNI agrees to pay upfront the estimated costs based at $40 USD per hour. Overages shall be paid within 30 days.

16. This Agreement and any documents relating to it may be executed and transmitted to any other party by telefacsimile or scan, which telefacsimile or scan shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

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        The Parties execute this Agreement as of the date first above set forth.

MATCHRANGER                                     Gordon F. Lee
/s/ Michael McQuown                             By: /s/Gordon F. Lee
-------------------                             --------------------
Michael McQuown, an individual                  Name: G. Lee
and on behalf of Thunder Road, Inc.             Its: COO
                                                Date: 04/23/03
        Date: 04/23/03                          Gordon Lee, an individual and on
                                                behalf of American IDC Corp.
                                                ("ACNI")

        WITNESS NAME: Michael McQuown

        WITNESS DATE: 04/23/03

        WITNESS SIGNATURE:/s/Michael McQuown